Exhibit 99.1

Virtus Investment Partners Completes Acquisition of

RidgeWorth Investments

Transaction expands investment capabilities, enhances distribution and adds scale

HARTFORD, CT, June 1, 2017 – Virtus Investment Partners, Inc. (NASDAQ: VRTS) announced today that it has completed the previously announced acquisition of RidgeWorth Investments, a multi-boutique asset management firm that offers a wide range of institutional-quality equity and fixed income strategies from its affiliated and unaffiliated investment managers.

The transaction increases Virtus’ assets under management to $90.3 billion1 on a pro forma basis and adds complementary strategies from RidgeWorth’s boutique managers, Ceredex Value Advisors, Seix Investment Advisors, and Silvant Capital Management. The affiliated managers will continue to operate independently, maintaining their teams, culture and distinctive investment processes.

“We are pleased to complete this transaction and add the strategies from Ceredex, Seix and Silvant to the distinctive equity and fixed income offerings from our other boutique managers,” said George R. Aylward, president and chief executive officer of Virtus. “In addition to diversifying our investment offerings, this transaction provides continuity for clients, enhances our distribution resources, and creates a stronger and more diversified company.”

About Virtus Investment Partners, Inc.

Virtus Investment Partners (NASDAQ: VRTS) is a distinctive partnership of boutique investment managers singularly committed to the long-term success of individual and institutional investors. The company provides investment management products and services through its affiliated managers and select subadvisers, each with a distinct investment style, autonomous investment process, and individual brand. Virtus Investment Partners offers access to a variety of investment styles across multiple disciplines to meet a wide array of investor needs. Its affiliated managers include Ceredex Value Advisors, Duff & Phelps Investment Management, Kayne Anderson Rudnick Investment Management, Newfleet Asset Management, Rampart Investment Management, Seix Investment Advisors, Silvant Capital Management, and Virtus ETF Solutions. Additional information can be found at virtus.com

[1]	Assets as of March 31, 2017; includes assets being managed on interim basis pending client approval

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Contacts

Joe Fazzino, Media Relations	Jeanne Hess, Investor Relations
(860) 263-4725	(860) 263-4730
joe.fazzino@virtus.com	jeanne.hess@virtus.com

Fran Del Valle, Media Relations
(212) 717-5499
fdelvalle@kwittken.com

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com